Exhibit 10(1)

LINCOLN BANCORP INCENTIVE PLAN

Lincoln Bank strives to be the best financial institution in which our employees can work and our customers can do business. Everything we do is for the benefit of people - our customers, employees and the communities that we serve. We demonstrate this through our history as a leader in community banking, and we value our employees and their contributions to our success.

As an employer we believe that it is in the best interest of both the organization and our employees to reward our workforce for the value of the work provided. It is our intent to use an incentive based system that will reward employees based on achievement of Bank performance.

On April 18, 2006, the Board of Directors of Lincoln Bancorp approved the Lincoln Bancorp Incentive Plan. All Lincoln Bank employees (other than Commercial Lenders), including the Company’s Named Executive Officers, as defined by Item 402(a)(3) of the Securities and Exchange Commission’s Regulation S-K, will participate in the Plan. The Plan will be in effect beginning with the current fiscal year, which ends December 31, 2006. The Plan will replace the Performance Incentive Plan adopted March 21, 2000.

Under the Plan, a target percentage will be established for each participant, at the beginning of each fiscal year, based upon multiple factors, including median competitive award levels for incentive based compensation within the financial services industry and pay grades as dictated by the defined pay grade that governs the range of expected base salary for employees. The pay grade was established and continues to be managed based on industry specific compensation analysis performed on an annual basis. The target percentage, after being adjusted for performance as described below, will be applied to actual base salary paid for the fiscal year; base salary will include all income as required under The Fair Labor Standards Act. The target percentages approved by the Board of Directors for the current fiscal year for each of the Named Executive Officers are disclosed in the table below. The plan has been modified from the 2006 plan to require minimum performance for each specific factor at the 40% level in order for that factor to count for executive and pay grade Band “B” employees. In other words, the minimum threshold for a bonus to be paid for each factor is the 40% level for these employees.

Employees will be compensated based on Bank performance as measured by the following factors (the percentage in parenthesis is the weighting assigned to the factor): Net Income (30%), Deposit Growth (10%), Non-interest Expense (15%), Non-interest Income (10%), Net Interest Income (25%) and Loan Growth (10%). Minimum threshold requirements, required for any payment to be made, will be established for each factor.

The proposed target percentage payouts for the 2006 fiscal year are as follows:

Named Executive Officer	Incentive Target Percentage

Jerry R Engle, President and Chief Executive Officer	30%

John M. Baer, Senior Vice President, Chief Financial Officer, Secretary and Treasurer	30%

John Ditmars, Senior Vice President, Administration	30%

John D. Slaughter, Senior Vice President, Chief Credit Officer	30%

Bryan Mills, Senior Vice President, Mortgage Lending Manager	30%

Pay Grade Band B	25%
Pay Grades 1-3	15%
Pay Grades 4-5	10%
Pay Grades 6-8	5%

Awards under the Plan for a fiscal year will be paid in cash to participants after the awards have been determined and approved by the Compensation Committee, but in no event later than March 15 of the subsequent fiscal year. Any taxes required to be withheld by Federal, state, or local regulations will be deducted from payments made under the Plan. An employee must be actively employed on the date awards are paid to receive any incentive payment pursuant to the Plan. The Plan does not give any employee the right to be retained in the employ of Lincoln Bank; specifically, the Plan does not in any way create an employment contract or constitute an agreement to employ the employee for any period of time. All payments will be pro-rated for employees hired during the plan year. Amounts payable to an employee under this Plan shall be paid solely from the general assets of Lincoln Bank as they come due from time to time. Employees’ rights under this Plan are no greater than the right of an unsecured general creditor and this Plan does not give an employee any security interest, lien, or claim against any specific asset of Lincoln Bank or Lincoln Bancorp.

The Plan may be amended or discontinued at any time at the election of the Compensation Committee. To the extent not preempted by Federal law, the Plan shall be governed by and construed according to the laws of the State of Indiana without regard to conflict of law principles thereof.

Note: Commercial Lenders are only eligible to participate in the Lincoln Bank Commercial Lending Incentive Plan.